Exhibit 10.7
May 28, 2021

Tomer Weingarten
[Redacted]
[Redacted]

Dear Tomer:

This letter agreement amends and restates the employment letter entered into between you and SentinelOne, Inc. (formerly known as Sentinel Labs, Inc.) (the “Company”, or “SentinelOne”), dated January 21, 2015 (the “Prior Agreement”).

1. Duties and Responsibilities. You will continue to work as Chief Executive Officer of the Company.

2. Salary. In this position, the Company will pay you an annual base salary of $496,000, payable in accordance with the Company’s customary payroll practice. Your salary will be subject to periodic review and adjustment by the Company’s management.

3. Variable Compensation. You will continue to be eligible to receive variable bonus compensation paid in accordance with the Company’s bonus compensation policies and at the sole discretion of the Company's board of directors (the “Board”). Your bonus compensation shall be targeted at $496,000 per year.

4. Termination Benefits. You will continue to be eligible to receive change in control and severance payments and benefits under the Change in Control and Severance Agreement (the “Severance Agreement”) between you and the Company, dated on or about the date hereof, attached to this offer letter as Exhibit A. Pursuant to the Severance Agreement and for the avoidance of doubt, each of your outstanding equity awards granted prior to March 24, 2021, shall remain subject to the acceleration terms set forth therein and not those set forth in the Severance Agreement.

5. Employee Benefits. You will continue to be eligible to participate in a number of Company-sponsored benefits (including the Company’s 401(k) plan and group health insurance plan), subject to and in accordance with applicable eligibility requirements with the terms and conditions as in effect from time to time. You will continue to be eligible for flexible time off and paid Company holidays.

6. Equity Awards. The Company acknowledges that it has previously issued equity awards to you. Nothing in this letter will amend or affect the terms of such award agreements, except as set forth in your Severance Agreement.

7. Expenses. Expenses related to your employment at the Company are subject to the Company’s Travel
& Expenses Policy.

8. Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the At-Will Employment, Confidential Information and Invention Assignment Agreement by and between you and the Company dated November 5, 2020, attached to this offer letter as Exhibit B.

9. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. Participation in any stock option, benefit, compensation or incentive program does not change the nature of the employment relationship, which remains “at-will.” No one other than an executive officer of the Company has the authority to enter into an agreement for employment for any specified period, or to make any promises or commitments contrary to the Company’s at-will policy. To be valid and enforceable, any employment agreement for a specified term entered into by the Company must be in writing, expressly described therein as an “employment agreement” and signed by an executive officer of the Company.

10. No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

11. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

12. Equal Employment Opportunity. The Company is an equal opportunity employer and conducts its employment practices based on business needs and in a manner that treats employees and applicants on the basis of merit and experience. The Company prohibits unlawful discrimination on the basis of race, color, religion, sex, pregnancy, national origin, citizenship, ancestry, age, physical or mental disability, veteran status, marital status, domestic partner status, sexual orientation, or any other consideration made unlawful by federal, state or local laws.

13. General Obligations. As an employee, you will be expected to continue to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures.

14. Complete Offer and Agreement. This letter (inclusive of its exhibits) sets forth the entire agreement and terms of your employment with the Company and supersedes any prior representations, discussions or agreements, even if inconsistent, and whether written or oral, between you and the Company, including the Prior Agreement. It is understood that the Company may, from time to time, in its sole discretion, adjust the salaries, incentive compensation and benefits paid to you and its other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships.

15. Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,
SENTINELONE, INC.
/s/ Efi Harari
By: Efi Harari
Chief Legal & Trust Officer

ACCEPTED AND AGREED:
Tomer Weingarten
/s/ Tomer Weingarten
Signature
5/29/2021
Date

[SIGNATURE PAGE TO AMENDED AND RESTATED OFFER LETTER]

Exhibit A

Change in Control and Severance Agreement

Exhibit B

At-Will Employment, Confidential Information and Invention Assignment Agreement